Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-267643 and 333-276986) and Form S-8 (Nos. 333-259008 and 333-264920) of Invivyd, Inc. of our report dated March 28, 2024, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 28, 2024